Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-3 of Cash Systems, Inc. of our reports dated February 28, 2006, relating to the consolidated balance sheets of Cash Systems, Inc. and subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005, Cash Systems, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cash Systems, Inc., which appears in the Annual Report on Form 10-K of Cash Systems, Inc. for the year ended December 31, 2005, and to reference to our Firm under the caption “Experts” in the Registration Statement.
/s/ VIRCHOW, KRAUSE & COMPANY, LLP
Minneapolis, Minnesota
December 7, 2006